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                                                                      EXHIBIT 5


                           GIBSON, DUNN & CRUTCHER
                            333 South Grand Avenue
                      Los Angeles, California 90071-3197

                                January 9, 1995





(213) 229-7000                                                  C 91007-03842


The Times Mirror Company
Times Mirror Square
Los Angeles, CA  90053

                 Re:      Registration Statement on Form S-4
                          ----------------------------------

Ladies and Gentlemen:

                 We refer to the Registration Statement on Form S-4 (Registration No. 33-87482, as amended (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), filed by The Times Mirror Company (formerly named New TMC Inc.), a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission").
The Registration Statement covers the following shares of stock of the Company (collectively, the "Shares"): (i) 18,000,000 shares of Conversion Preferred Stock, Series B, $1.00 par value per share (the "Series B Preferred Stock"), issuable to certain shareholders of the Company pursuant to the terms of an exchange offer (the "Exchange Offer") to be made by the Company and
(ii) 18,000,000 shares of Series A Common Stock, $1.00 par value per share issuable upon conversion of the Series B Preferred Stock in accordance with its terms.

                 We are familiar with corporate actions taken and proposed to be taken by the Company in connection with the authorization and issuance of the shares, and we have examined the original, or a photostatic or certified copy of such records of the Company, certificates of officers of the Company and/or public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents



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submitted to us as certified or photostatic copies and the
authenticity of the originals of such copies.

                 Based upon our examination mentioned above, subject to the assumptions stated above and relying on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares have been duly authorized for issuance and that the Shares, when issued in accordance with the terms of the Exchange Offer and the terms of the Series B Preferred Stock, as the case may be, will have been validly issued and will be fully paid and nonassessable.

                 The Company is a Delaware corporation. We are not admitted to practice in Delaware. However, we are generally familiar with the Delaware General Corporation Law and have made such review thereof as we consider necessary for the purpose of this opinion. Subject to the foregoing, this opinion is limited to Delaware, California and federal law.


                 We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm appearing under the caption "Legal Matters" in the Prospectus that forms a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission.



                                        Very truly yours,

                                        GIBSON, DUNN & CRUTCHER

PFZ:JS:MAL